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EXHIBIT 21


                                  EXHIBIT 21.0
                              LIST OF SUBSIDIARIES

I-Element, Inc., a Nevada corporation formed December 30, 2002.

I-Element Telephone of California, Inc., a Nevada corporation formed on October 11, 2005.

I-Element Telephone of Arizona, Inc., a Nevada corporation formed on March 13, 2006.